FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Novo Integrated Sciences, Inc. Entity or Nevada Business Identification Number (NVID): NV20081035478
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 499,000,000 shares of common stock, par value $0.001 1,000,000 shares of preferred stock, par value $0.001
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 499,000,000 shares of common stock, par value $0.001 1,000,000 shares of preferred stock, par value $0.001
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: 1/10th of a share of common stock for each issued and outstanding share of common stock (a 1-for-10 reverse stock split)
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: Fractional shares to be rounded up to the nearest whole share
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: 11/06/2023 Time: 5:00 p.m. (must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X /s/ Christopher David — Signature of Officer COO/President — Title 11/01/2023 — Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
Novo Integrated Sciences, Inc.

Novo Integrated Sciences, Inc., a Nevada corporation (the "Corporation"), hereby amends ("Articles of Amendment") its Articles of Incorporation, as amended ("Articles"), as follows:

A. Reverse Stock Split. Upon the Effective Time (as defined below) of these Articles of Amendment, each one (1) share of the Corporation's common stock, par value $0.001 per share ("Common Stock") issued and outstanding immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into 10th of a validly issued, fully paid and non-assessable share of Common Stock, without increasing or decreasing the par value thereof, provided that no fractional shares shall be issued in respect of any shares of Common Stock, and that, instead of issuing such fractional shares, any fractional shares shall be rounded up to the next higher whole share (a 1-for-10 reverse stock split).

B. Authority to Amend. These Articles of Amendment were adopted by the unanimous consent of the Corporation's Board of Directors on July 26, 2023 and duly approved by the Corporation's shareholders on September 29, 2023 as required by law and the Corporation's Articles. The number of votes cast for the Articles of Amendment by the shareholders was sufficient for approval.

C. Effective Time. The foregoing amendments will become effective on November 6, 2023, at 5 p.m. Pacific time.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of November 1, 2023.

Novo Integrated Sciences, Inc.

By: /s/ Christopher David
Name: Christoper David
Title: President